Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan of BEST Inc. of our reports dated April 16, 2021,  with respect to the consolidated financial statements of BEST Inc. and the effectiveness of internal control over financial reporting of BEST Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
February 28, 2022